SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2016 (November 18, 2016)

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 984-1096

N/A

(Former Name or Former Address, if Changed Since Last Report)

  Copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert H. Turner:

On November 18, 2016, Pareteum Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Robert H. Turner, the Company’s Executive Chairman and Principal Executive Officer.

The Employment Agreement modifies and supplements the terms of the prior employment letter between the Company and Mr. Turner dated November 2015 by providing for the following additional terms:

-	one-time bonuses of $300,000 for achieving previously determined business and restructuring goals established by the Board and an extraordinary bonus of $300,000 for Mr. Turner’s efforts on behalf of the Company during late 2015 and 2016 and to be paid as set forth in the Employment Agreement;
-	restricted common stock grants of 2,000,000 shares of the Company’s common stock;
-	options to purchase up to 7,500,000 shares of the Company’s stock, which options shall vest over a period of three (3) calendar years, with 1,875,000 shares vesting immediately, and the remaining 5,625,000 shares vesting in 3 equal installments of 1,875,000 each, on the first, second and third anniversary of the option grant. The exercise price of the options is $.14 per share; and
-	other customary allowances, bonuses, reimbursements and vacation pay.

The Employment Agreement also provides that if Mr. Turner’s employment with the Company is terminated by the Company without “cause” or by Mr. Turner for “good reason” (as such terms are defined in the Employment Agreement) the Company will pay Mr. Turner, 12 months’ salary at the rate of his salary as of such termination, together with payment of the average earned bonuses (regular and extraordinary) since November 1, 2015.

Mr. Turner is also subject to customary non-competition, non-solicitation and confidentiality requirements during and after the term of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 2016	PARETEUM CORPORATION

	By:	/s/ Erik Kloots
Name: Erik Kloots
Title: Vice President-Finance and Principal Accounting Officer